Exhibit 99.1
Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.38 IN FIRST QUARTER;
AFFIRMS FULL-YEAR EPS ESTIMATE OF $1.65 TO $2.00

LAKE FOREST, Ill., April 26, 2007 - Brunswick Corporation (NYSE: BC) reported today net earnings from continuing operations of $34.3 million, or $0.38 per diluted share, for the first quarter of 2007, compared with net earnings from continuing operations of $74.1 million, or $0.77 per diluted share, for the year-ago quarter. Diluted earnings per share include $0.03 and $0.13 of tax-related benefits in the first quarters of 2007 and 2006, respectively.
Commenting on the first quarter, Brunswick Chairman and Chief Executive Officer Dustan E. McCoy said, “We are pleased with our results for the quarter, demonstrating our ability to produce good earnings despite challenging marine market conditions. Helping to mitigate the effects of a soft domestic marine market were strong sales contributions from our international marine operations and fitness segment, growth in marine parts and accessories, and incremental sales from acquired businesses. Given that we are at the start of the marine selling season, and considering our pipeline inventories and production schedules for the remainder of the year, we are affirming our earnings expectations for 2007, which we have previously stated were in the range of $1.65 to $2.00 per diluted share.”

First Quarter Results
The company said that sales in the first quarter of 2007 totaled $1,386.1 million, down 2 percent from $1,413.3 million for the year-ago quarter. Excluding sales from businesses acquired subsequent to the first quarter of 2006, sales declined 3 percent quarter-over-quarter. Operating earnings in the first quarter of 2007 totaled $53.0 million, compared with $98.2 million a year ago. The company reported net earnings from continuing operations of $34.3 million, or $0.38 per diluted share, in the first quarter of 2007, versus $74.1 million, or $0.77 per diluted share, in the year-ago quarter. Diluted earnings per share include $0.03 and $0.13 of tax-related benefits in the first quarters of 2007 and 2006, respectively.
During the first quarter of 2007, the company repurchased 1.0 million shares of its common stock for approximately $33.4 million. Fully diluted common shares totaled 92.0 million in the first quarter of 2007, compared with 96.6 million shares in the same period of 2006.

Discontinued Operations
In April 2006, the company announced its decision to pursue the sale of substantially all of its Brunswick New Technologies (BNT) business unit, which is being accounted for as a discontinued operation. During the quarter, the company completed the sale of BNT’s marine electronics and portable navigation device businesses in separate transactions. Sale of the final piece of BNT, the wireless fleet tracking business, is progressing. For the first quarter of 2007, the company reported net earnings from discontinued operations of $0.12 per diluted share, compared with a loss of $0.07 per diluted share for the first quarter of 2006. Results for 2007 were primarily due to gains on the sale of the two businesses and tax-related benefits.

Boat Segment
The Brunswick Boat Group comprises the Boat segment and produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems. The Boat segment reported sales for the first quarter of 2007 of $699.0 million, down 7 percent compared with $751.0 million for the first quarter of 2006. Excluding incremental sales from acquired businesses, segment sales declined 9 percent. Operating earnings were $19.5 million, down from $48.4 million for the quarter, and operating margins were 2.8 percent compared with 6.4 percent in the prior year.
“Sales benefited from gains in Boat Group parts and accessories and increased sales outside of the United States, which helped offset declines in domestic boat shipments to reduce pipeline inventories,” McCoy explained. “Operating earnings were affected by lower sales, reduced fixed-cost absorption from production cuts, costs associated with previously announced restructuring efforts, as well as by increased discounts offered to spur retail demand. At the end of the quarter, boat pipeline inventories stood at 34 weeks of supply compared with 32 weeks of supply a year ago. While up, we are making progress. The two-week inventory build year-over-year was below the three-week build we saw at the end of the December quarter. Pipeline reductions were particularly pronounced in fiberglass boats.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported sales of $572.6 million in the first quarter of 2007, up 3 percent from $555.0 million in the year-ago first quarter. Operating earnings in the first quarter declined to $34.7 million versus $44.9 million, and operating margins were 6.1 percent compared with 8.1 percent for the same quarter in 2006.
“Similar to our boat business, the engine segment reported strong sales growth from areas outside the United States as well as from Mercury’s parts and accessories business,” McCoy explained. “These gains helped to offset declines in domestic engine sales, reflecting continuing difficult market conditions. The decline in operating earnings was due in large part to lower fixed-cost absorption resulting from reduced production rates and a shift in product mix. At the end of the quarter there were 31 weeks of supply of engines in the pipeline, up from 28 weeks a year ago. The increase was partially due to higher shipments to customers who made purchases in advance of a systems conversion at Mercury.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. For the first quarter of 2007, segment sales increased 8 percent to $145.0 million, up from $134.0 million in the year-ago quarter. Segment operating earnings were down 9 percent for the first quarter of 2007, totaling $8.1 million compared with $8.9 million for the year-ago quarter. Operating margins were 5.6 percent versus 6.6 percent a year ago.
“Sales growth was driven by strength in international markets, where growth rates exceeded those in the United States,” McCoy said. “Increased spending on research and development for a number of new products reduced operating earnings in the quarter. These investments, however, will enable Life Fitness to continue to outpace the competition with new and innovative products.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the first quarter of 2007 totaled $105.8 million, down from $114.7 million in the year-ago quarter. Operating earnings were $8.3 million in the first quarter versus $12.8 million in the year-ago quarter. Operating margins were 7.8 percent as compared with 11.2 percent in 2006.
“The sales decline was primarily in our bowling products and coin-operated billiards businesses. Sales from our retail bowling centers were off slightly due to a fewer number of centers operating than in the year-ago quarter,” McCoy said. “On a ‘same-center’ basis, sales increased quarter-over-quarter. We also continued to invest in new Brunswick Zone XL retail bowling centers, and we will add at least three more to our portfolio this year. Operating margins were affected by costs associated with the transition of bowling ball manufacturing from Michigan to Mexico, as well as relocating our commercial billiards table manufacturing from Texas to Mexico.”

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2006.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31,	April 1,	%
	2007	2006	Change

Net sales	$1,386.1	$1,413.3	-2%
Cost of sales	1,089.7	1,099.9	-1%
Selling, general and administrative expense	209.9	184.7	14%
Research and development expense	33.5	30.5	10%
Operating earnings	53.0	98.2	-46%
Equity earnings	6.3	5.2	21%
Other expense, net	(0.4)	(0.1)	NM
Earnings before interest and income taxes	58.9	103.3	-43%
Interest expense	(13.6)	(13.6)	0%
Interest income	1.8	2.9	-38%
Earnings before income taxes	47.1	92.6	-49%
Income tax provision	12.8	18.5
Net earnings from continuing operations	34.3	74.1	-54%

Discontinued operations:
Earnings (loss) from discontinued operations, net of tax	3.4	(6.7)	NM
Gain on disposal of discontinued operations, net of tax	7.9	-
Net earnings (loss) from discontinued operations	11.3	(6.7)	NM

Net earnings	$45.6	$67.4	-32%

Earnings per common share:
Basic
Earnings from continuing operations	$0.38	$0.78	-51%
Earnings (loss) from discontinued operations	0.12	(0.07)	NM

Net earnings	$0.50	$0.71	-30%

Diluted
Earnings from continuing operations	$0.38	$0.77	-51%
Earnings (loss) from discontinued operations	0.12	(0.07)	NM

Net earnings	$0.50	$0.70	-29%

Weighted average number of shares used for computation of:
Basic earnings per share	91.4	95.6	-4%
Diluted earnings per share	92.0	96.6	-5%

Effective tax rate (1)	27.2%	20.0%

Supplemental Information
Diluted earnings from continuing operations	$0.38	$0.77	-51%
Non-recurring tax benefits (1)	(0.03)	(0.13)	NM

Diluted earnings from continuing operations, as adjusted	$0.35	$0.64	-45%

Diluted earnings (loss) from discontinued operations	$0.12	$(0.07)
Gain on disposal of discontinued operations	(0.09)	-

Diluted earnings (loss) from discontinued operations, as adjusted	$0.03	$(0.07)

(1)	The increase in the effective tax rate for the first quarter of 2007 was primarily due to lower non-recurring tax benefits of $2.3 million, compared with $12.4 million in the first quarter of 2006.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
	Net Sales			Operating Earnings			Operating Margin
	March 31,	April 1,	%	March 31,	April 1,	%	March 31,	April 1,
	2007	2006	Change	2007	2006	Change	2007	2006

Boat	$699.0	$751.0	-7%	$19.5	$48.4	-60%	2.8%	6.4%
Marine Engine	572.6	555.0	3%	34.7	44.9	-23%	6.1%	8.1%
Marine eliminations	(136.2)	(141.3)		-	-
Total Marine	1,135.4	1,164.7	-3%	54.2	93.3	-42%	4.8%	8.0%

Fitness	145.0	134.0	8%	8.1	8.9	-9%	5.6%	6.6%
Bowling & Billiards	105.8	114.7	-8%	8.3	12.8	-35%	7.8%	11.2%
Eliminations	(0.1)	(0.1)		-	-
Corp/Other	-	-		(17.6)	(16.8)	-5%

Total	$1,386.1	$1,413.3	-2%	$53.0	$98.2	-46%	3.8%	6.9%

Brunswick Corporation
Comparative Consolidated Condensed Balance Sheets
(in millions)

	March 31,	December 31,	April 1,
	2007	2006	2006
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$204.0	$283.4	$216.5
Accounts and notes receivables, net	565.5	492.3	540.5
Inventories
Finished goods	461.2	410.4	418.3
Work-in-process	338.8	308.4	335.8
Raw materials	145.2	143.1	143.5
Net inventories	945.2	861.9	897.6
Deferred income taxes	223.0	249.9	273.6
Prepaid expenses and other	80.0	85.4	60.8
Current assets held for sale	30.3	105.5	99.4
Current assets	2,048.0	2,078.4	2,088.4

Net property	1,016.9	1,014.9	982.0

Other assets
Goodwill and other intangibles	984.0	986.2	991.5
Investments and other long-term assets	343.1	338.0	399.5
Long-term assets held for sale	22.6	32.8	93.3
Other assets	1,349.7	1,357.0	1,484.3

Total assets	$4,414.6	$4,450.3	$4,554.7

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.6	$0.7	$0.9
Accounts payable	435.4	448.6	418.6
Accrued expenses	788.1	748.9	757.9
Current liabilities held for sale	23.3	95.0	42.4
Current liabilities	1,247.4	1,293.2	1,219.8

Long-term debt	725.8	725.7	723.5
Other long-term liabilities	534.0	550.9	610.7
Long-term liabilities held for sale	9.5	8.7	5.8
Common shareholders' equity	1,897.9	1,871.8	1,994.9

Total liabilities and shareholders' equity	$4,414.6	$4,450.3	$4,554.7

Supplemental Information
Debt-to-capitalization rate	27.7%	28.0%	26.6%

Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,	April 1,
	2007	2006
Cash flows from operating activities
Net earnings from continuing operations	$34.3	$74.1
Depreciation and amortization	41.0	40.7
Changes in noncash current assets and current liabilities	(132.2)	(220.9)
Income taxes and other, net	44.2	31.4
Net cash used for operating activities of continuing operations	(12.7)	(74.7)
Net cash used for operating activities of discontinued operations	(22.6)	(16.9)
Net cash used for operating activities	(35.3)	(91.6)

Cash flows from investing activities
Capital expenditures	(39.8)	(54.4)
Acquisitions of businesses, net of cash acquired	(0.1)	(62.9)
Investments	(5.5)	(7.1)
Proceeds from sale of property, plant and equipment	0.3	5.1
Other, net	(0.3)	-
Net cash used for investing activities of continuing operations	(45.4)	(119.3)
Net cash provided by (used for) investing activities of discontinued operations	30.4	(1.9)
Net cash used for investing activities	(15.0)	(121.2)

Cash flows from financing activities
Payments of long-term debt including current maturities	(0.2)	(0.3)
Stock repurchases	(33.4)	(61.8)
Stock options exercised	4.5	3.7
Net cash used for financing activities of continuing operations	(29.1)	(58.4)
Net cash used for financing activities of discontinued operations	-	-
Net cash used for financing activities	(29.1)	(58.4)

Net decrease in cash and cash equivalents	(79.4)	(271.2)
Cash and cash equivalents at beginning of period	283.4	487.7

Cash and cash equivalents at end of period	$204.0	$216.5

Free Cash Flow from Continuing Operations
Net cash used for operating activities of continuing operations	$(12.7)	$(74.7)

Net cash provided by (used for):
Capital expenditures	(39.8)	(54.4)
Proceeds from sale of property, plant and equipment	0.3	5.1

Total free cash flow from continuing operations	$(52.2)	$(124.0)